McCarthy Tetrault LLP

Suite 3300, 421-7th Avenue S.W.

Calgary AB T2P 4K9

Canada

Telephone: 403 260-3500

Facsimile: 403 260-3501

www.mccarthy.ca

May 7, 2004

Enterra Energy Trust

26th Floor, 500 – 4th Avenue S.W.

Calgary AB

T2P 2V6

Ladies and Gentlemen:

Re: Registration Statement on Form F-3 dated May 7, 2004

We are legal counsel to Enterra Energy Trust, an open-ended unincorporated trust governed by the laws of the Province of Alberta, Canada (the "Trust") and are delivering this opinion in connection with a registration statement on Form F-3 (the "Registration Statement"), to be filed with the United States Securities and Exchange Commission to register the sale under the United States Securities Act of 1933, as amended, of 1,650,000 trust units of the Trust (the "Trust Units") to Glickenhaus & Co.

In connection with the rendering of this opinion, we have reviewed:

  the Amended and Restated Trust Indenture of the Trust dated effective November 25, 2003 entered into among the Luc Chartrand, Enterra Energy Corp. and Olympia Trust Company;
  the Administration Agreement dated effective November 25, 2003 between Enterra Energy Corp. and the Trust;
  the record book of the trust, containing the minutes and resolutions of the holders of trust units of the Trust, and the minute book of Enterra Energy Corp., the administrator of the Trust (the "Administrator"), containing the minutes and resolutions of the shareholders and board of directors of the Administrator, each of which we have assumed to be complete and up to date; and
  the Registration Statement, including the prospectus contained in the Registration Statement and the exhibits attached thereto.

We have also examined such other corporate records and documents as we have deemed relevant and necessary in order to give this opinion. In such examination, we have assumed the due execution and delivery, pursuant to due authorization and capacity, of all documents and instruments by or on behalf of the parties thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies or as facsimiles.

The opinions expressed herein are based upon the facts in existence and the laws in effect on the date hereof and we assume no obligation, express or implied, to update, revise or supplement such opinions to reflect any changes, by legislative action, judicial decision or otherwise, in any facts or in any laws subsequent to the date hereof.

This opinion is rendered solely with respect to the laws of the Provinces of Alberta and the federal laws of Canada applicable therein.

Based upon the foregoing, we are of the opinion that the 1,650,000 Trust Units offered by the Trust, when paid for and issued pursuant to the terms of the securities purchase agreement between the Trust and Glickenhaus & Co., will be validly created and issued and fully paid and non-assessable trust units of the Trust.

This opinion is being delivered to you in connection with the Registration Statement and may not be relied upon for any other purpose or by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the caption "Legal Matters" in the prospectus included therein.

Yours very truly,

"McCarthy Tetrault LLP"